3: Law Offices

Law Offices

Roberts & Henry

504 Talbot St.

P.O. Box 1138

St. Michaels, MD 21663

(410) 822-4456

May 1, 2001

The Ehrenkrantz Trust

595 Madison Ave., 38th Floor

New York, NY 10022

Gentlemen:

The undersigned understands that The Ehrenkrantz Trust (the Registrant") has filed with the Securities and Exchange Commission, Washington, DC a Post-Effective Amendment No. 16 to its Registration Statement, on Form N-1A, under the Securities Act of 1933 and the Investment Company Act of 1940.

The undersigned has examined the Registrant's agreement and Declaration of Trust, By-Laws, the Registration Statement of Form N-1A including all exhibits thereto, as well as such other records and documents as have been deemed necessary. Based upon such examinations, the undersigned is of the opinion that:

1. The Registrant has been duly organized and is validly existing in good standing as a business trust under the laws of the Commonwealth of Massachusetts; and

2. The shares of beneficial interest of the Registrant (or of any series thereunder) to be offered to the public will be legally issued, fully paid and non-assessable when said shares have been issued and sold in accordance with the terms and in the manner set forth in the Registrant's Registration Statement on Form N-1A.

The undersigned hereby consents to the filing of this opinion as an exhibit to the Registrant's Registration Statement of Form N-1A.

Sincerely,

Roberts & Henry

By: /s/ Thomas C. Henry

Thomas C. Henry